UNITED STATES SECURITIES AND EXHCHANGE COMMISSION
                       Washington, D.C.  20549

         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person*

    (Last)     (First)     (Middle)

    Duwaik     Omar         A.
___________________________________________________________
              (Street)
    10020 E. Girard Ave., #300
        Denver,           CO            80231
___________________________________________________________
        (City)          (State)          (Zip)

2.  Issuer Name and Tickler or Trading Symbol

    TV Communications Netowrk, Inc. ("TVCN")


3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

    ###-##-####

4. Statement for Month/Year

   08-00

5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person(s) to Issuer
                (check all applicable)


  _X_ Director                    _X_ 10% Owner

  _X_ Officer (give title below)  ___ Other (specify below)

                             Chief Executive Officer
                            ____________________________

6. Individual or Joint/Group Filing (Check Applicable Line)

_X_  Form filed by One Reporting Person

___  Form filed by More than One Reporting Person

             Table 1 - None-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title                   2.Transaction  3.Transaction  4. Securities           5.Amount of    6. Ownership      7. Nature of
   of Security               Date           Code            Acquired (A)           Owned at        Form: Direct      Indirect
                                                            Owned at End           End of Month    (D) or Indirect   Beneficial
                                                            of Month               Month           (I)               Ownership
                                                            (Instr. 3 and 4)       Instr. 3,       (Instr. 4)        (Instr. 4)
                                          ______________ ______________________    4 and 5).
                                          Code     V              (A)or
                                                          Amount    (D)   Price
                                          _____ ________ ______________________
   Common Stock              8/18/00       P             10,000.00  A      .8125   64,922,000.00      D


             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options, convertible securities)

1. Title of     2. Conversion or  3. Transaction  4. Transaction  5. Number of Derivative  6. Date Exerci-     7. Title and
   Derivative      Exercise          (Month/Day/     Code            Securities Acquired      seable and          Amount of
   Security        Price of          Year)           (Instr. 8)      (A) or Disposed of       Expiration          Underlying
   (Instr.3)       Derivative                                        (D) (Instr.3, 4 and      Date (Month/        Securities
                   Security                                          5)                       Day/Year)           Instr. 3 and 4
                                                  ____________________________________________________________________________
                                                    Code     V         (A)      (D)         Data   Expiration   Title Amount or
                                                                                            Exerci   Date             Number of
                                                                                            sable                     Shares
  ____________    _____________   _______________ ________ ______  __________  __________   ______ __________   _____ _________
    N/A


 8. Price of    9. Number of       10. Ownership Form of   11. Nature of
    Derivative     Derivative          Derivative              Indirect
    Security       Securities          Securities              Beneficial
    (Instr.5)      Beneficially        Beneficially Owned      Ownership
                   Owned at End of     at End of Month         (Instr. 4)
                   Month               (Instr.4)
                   (Instr. 4)
  ____________  __________________  _____________________  _______________
    N/A



Explanation of Responses:



/S/ OMAR A. DUWAIK               September 12, 2000
Omar A. Duwaik                      Date